EXHIBIT 99.1

Emclaire Financial Corp Reports 2012 Earnings; Announces Annual Meeting Date

EMLENTON, Pa., Feb. 1, 2013 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $3.7 million for the twelve months ended December 31, 2012, compared to $3.8 million for the same period in 2011. The results for 2012 were impacted by an increase in the provision for loan losses, which overshadowed growth in recurring revenue and reductions in noninterest expense. The Corporation realized a return on average assets of 0.70% and a return on average common equity of 7.56% for the year ended December 31, 2012, compared to 0.78% and 8.98%, respectively, reported for 2011.

Net income was $691,000 for the quarter ended December 31, 2012, compared to $1.2 million for the same period in 2011. The fourth quarter of 2012 included $567,000 in provision for loan losses compared to $100,000 for the same quarter in 2011.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, "The Board of Directors, management and I are pleased with core earnings for 2012 and the continued growth of our franchise. During this past year, despite the increase in nonperforming assets, the provision for loans losses, and the corresponding impact on earnings, we have seen increases in net interest income and core noninterest revenues and have continued our disciplined management of operating expenses. Further, we continue to maintain a sound capital base while providing a solid return to our shareholders and we are well positioned for future growth opportunities."

2012 OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $155,000, or 4.7%, to $3.2 million or $1.80 per common share in 2012, compared to $3.3 million or $1.98 per common share in 2011. The decrease primarily related to a $1.7 million increase in the provision for loan losses, which was partially offset by increases in net interest income and noninterest income of $379,000 and $1.1 million, respectively, and decreases in noninterest expense and the provision for income taxes of $108,000 and $16,000, respectively.

The provision for loan losses increased $1.7 million to $2.2 million for the year ended December 31, 2012 from $420,000 in 2011. The increase resulted primarily from the deterioration of a $3.4 million commercial real estate credit relationship, which was identified as impaired based on information received regarding current cash flow considerations, weakened financial condition of the principals and guarantors, and recent appraisal information. This credit relationship was placed on nonaccrual status during the third quarter of 2012 which led to an increase in the ratio of nonperforming assets to total assets to 1.41% at December 31, 2012 from 1.19% at December 31, 2011. Despite this activity, the Corporation's asset quality metrics continue to compare favorably to national and peer averages.

Net interest income increased $379,000, or 2.5%, to $15.8 million for the year ended December 31, 2012 from $15.4 million in 2011. The increase in net interest income primarily related to a decrease in interest expense of $896,000, or 15.3%, as the Corporation's cost of funds decreased 25 basis points to 1.08% in 2012 from 1.33% in 2011. Driving this improvement was a $643,000 decrease in interest paid on deposits and a $253,000 decrease in interest paid on borrowings, the latter of which related to the Corporation's repayment of $10.0 million in borrowings during 2011. During the fourth quarter of 2012, the Corporation exchanged and modified $15.0 million of the $20.0 million in outstanding Federal Home Loan Bank long-term advances, further reducing the cost of borrowed funds. The Corporation improved its non-time deposit ratio to 69.5% at December 31, 2012 from 65.1% at December 31, 2011, resulting in an overall reduction in deposit costs.

Noninterest income increased $1.1 million, or 27.4%, to $4.9 million for the year ended December 31, 2012 from $3.8 million in 2011. The increase primarily related to a $775,000 increase in nonrecurring net securities gains as well as increases in customer service fees, earnings on bank owned life insurance and other income of $118,000, $61,000 and $173,000, respectively, partially offset by decreases in fees from financial services and title premiums of $54,000 and $21,000, respectively. Excluding the securities gains, recurring noninterest income increased 8.2% to $3.6 million in 2012 from $3.4 million in 2011.

Noninterest expense decreased $108,000 to $13.9 million for the year ended December 31, 2012 from $14.0 million in 2011. The decrease primarily related to decreases in premises and equipment expense, intangible asset amortization, professional fees and FDIC insurance expenses of $183,000, $96,000, $34,000 and $23,000, respectively, partially offset by increases in compensation and benefits and other noninterest expenses of $56,000 and $172,000, respectively. Included in other noninterest expense for 2011 was $336,000 in prepayment penalties associated with the early retirement of a $5.0 million Federal Home Loan Bank advance. On a recurring basis, which excludes the impact of the aforementioned prepayment penalty, noninterest expense increased $228,000, or 1.7%, between the two annual periods.

The provision for income taxes decreased $16,000, or 1.7%, to $934,000 for the year ended December 31, 2012 from $950,000 in 2011. This decrease primarily related to a decrease in pre-tax net income, partially offset by an increase in the effective tax rate to 20.4% for 2012 from 19.9% in 2011.

FOURTH QUARTER OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $467,000, or 45.2%, to $566,000 or $0.32 per common share for the quarter ended December 31, 2012 compared to $1.0 million or $0.59 per common share for the same period last year. This decrease primarily related to increases in provision for loan losses and noninterest expense of $467,000 and $93,000, respectively, and a $159,000 decrease in net interest income. The increase in the provision for loan losses was driven by an increase in classified and criticized assets and the deterioration of certain credit relationships. Despite these trends, overall credit quality compares favorably to peer and national averages. These changes, coupled with an overall decline in asset yields, have placed pressure on the Corporation's net interest margin, which led to the aforementioned decline in net interest income in the current quarter.

Partially offsetting these unfavorable variances, the provision for income taxes decreased $241,000 given lower levels of pre-tax net income while noninterest income increased $16,000 between the two quarterly periods. Excluding $103,000 in other-than temporary impairment charges and other security gains of $7,000 recorded during the fourth quarter of 2012, recurring noninterest income increased $112,000 or 13.0% to $975,000 for the current quarter from $863,000 for the same period last year.

The Corporation realized an annualized return on average assets and common equity of 0.54% and 5.34%, respectively, for the three months ended December 31, 2012, compared to 0.93% and 9.13%, respectively, for the same period last year.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $17.1 million, or 3.5%, to $509.0 million at December 31, 2012 from $491.9 million at December 31, 2011. Asset growth was driven by increases in customer deposits of $16.0 million and stockholders' equity of $1.0 million, which when coupled with a $2.9 million decrease in securities and a $7.8 million decrease in cash and equivalents, funded a $21.3 million increase in net loans.

Total nonperforming assets were $7.2 million, or 1.41%, of total assets at December 31, 2012 compared to $5.9 million, or 1.19%, of total assets at December 31, 2011. This $1.3 million, or 22.0%, increase in nonperforming assets was primarily due to the aforementioned $3.4 million commercial real estate relationship placed on nonaccrual status during the year, partially offset by the successful resolution and payoff of a $450,000 nonperforming residential mortgage loan and the continued management and collection efforts related to other nonperforming assets. Classified and criticized assets increased $3.6 million, or 30.5%, to $15.4 million at December 31, 2012 from $11.8 million at December 31, 2011. The increase was mostly due to the aforementioned commercial real estate relationship.

Stockholders' equity increased $1.0 million, or 2.0%, to $51.7 million at December 31, 2012 from $50.7 million at December 31, 2011. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 10.2% of total assets. Book value and tangible book value per common share were $23.72 and $20.93, respectively, at December 31, 2012, compared to $23.25 and $20.26, respectively, at December 31, 2011.

ANNUAL SHAREHOLDER MEETING

In addition to reporting earnings, the Corporation announced that the annual meeting of shareholders will be held on Wednesday, April 24, 2013 at 9:00 a.m. at the main office of The Farmers National Bank of Emlenton, in Emlenton, Pennsylvania. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting will be March 1, 2013.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 13 full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year ended
	ended December 31,		December 31,
	2012	2011	2012	2011

Interest income	$ 5,023	$ 5,380	$ 20,762	$ 21,279
Interest expense	1,164	1,362	4,976	5,872
Net interest income	3,859	4,018	15,786	15,407
Provision for loan losses	567	100	2,154	420
Noninterest income	879	863	4,893	3,841
Noninterest expense	3,382	3,289	13,937	14,045
Income before provision for income taxes	789	1,492	4,588	4,783
Provision for income taxes	98	339	934	950
Net income	691	1,153	3,654	3,833
Accumulated preferred stock dividends and discount accretion	125	120	493	517
Net income available to common stockholders	$ 566	$ 1,033	$ 3,161	$ 3,316

Basic and diluted earnings per common share	$ 0.32	$ 0.59	$ 1.80	$ 1.98
Dividends per common share	$ 0.28	$ 0.16	$ 0.82	$ 0.64

Return on average assets (1)	0.54%	0.93%	0.70%	0.78%
Return on average equity (1)	5.27%	9.13%	7.05%	8.44%
Return on average common equity (1)	5.34%	10.23%	7.56%	8.98%
Yield on average interest-earning assets	4.28%	4.75%	4.35%	4.74%
Cost of average interest-bearing liabilities	1.30%	1.54%	1.36%	1.64%
Cost of funds	1.02%	1.24%	1.08%	1.33%
Net interest margin	3.32%	3.59%	3.34%	3.47%
Efficiency ratio	65.99%	62.98%	67.41%	69.70%
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(1) Returns are annualized for the three month periods ended December 31, 2012 and 2011.

CONSOLIDATED BALANCE SHEET DATA:		As of	As of
		12/31/2012	12/31/2011

Total assets		$ 509,014	$ 491,882
Cash and equivalents		20,424	28,193
Securities		120,206	123,154
Loans, net		333,801	312,545
Deposits		432,459	416,468
Borrowed funds		20,000	20,000
Common stockholders' equity		41,725	40,730
Stockholders' equity		51,725	50,730

Book value per common share		$ 23.72	$ 23.25
Tangible book value per common share		$ 20.93	$ 20.26

Net loans to deposits		77.19%	75.05%
Allowance for loan losses to total loans		1.58%	1.12%
Nonperforming assets to total assets		1.41%	1.19%
Earning assets to total assets		95.16%	95.18%
Stockholders' equity to total assets		10.16%	10.31%
Shares of common stock outstanding		1,759,408	1,751,908
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (724) 867-2018
         Email: wmarsh@farmersnb.com